Exhibit 4.7

THE WARRANT EVIDENCED HEREBY, AND THE SECURITIES ISSUABLE HEREUNDER, HAVE BEEN AND WILL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AS AMENDED, OR THE APPLICABLE SECURITIES LAWS OF ANY STATE.  SUCH SECURITIES HAVE BEEN ACQUIRED NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND SHALL NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE PROPOSED DISPOSITION IS THE SUBJECT OF A CURRENTLY EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.  SEE SECTION 6.

Tabula Rasa Healthcare, Inc.

Warrant for Purchase of Preferred Shares

For value received, Tabula Rasa Healthcare, Inc. (the “Company”), a Delaware corporation, hereby certifies that Eastward Fund Management, LLC or the permitted assign(s) of such entity (collectively, “Holder”) is entitled to purchase from the Company, shares of the Series B Convertible Preferred Stock of the Company, fully-paid and nonassessable, with a par value of U.S. $0.0001 per share (the “Preferred Shares”), at any time or from time to time, but prior to 5:00 p.m. East Coast time on the earlier of (i) ten (10) years from the date this Warrant is executed (the “Original Issue Date”), or (ii) three (3) years from the date of closing of any initial public offering of the Company’s common stock (the “Company’s IPO” and such earlier date, the “Expiration Date”).  The total Preferred Shares purchasable under this Warrant pursuant to an exercise of this Warrant shall be calculated as follows: the Aggregate Exercise price divided by the Per Share Exercise Price.

(A)          The “Aggregate Exercise Price” of the Preferred Shares hereunder is $1,440,000.00.

(B)          The Holder may purchase Preferred Shares at an exercise price of $2.9884 per share, subject to adjustment as hereinafter provided (the “Per Share Exercise Price”).

(Hereinafter: the term “Common Stock” shall refer to all shares of the capital common stock of the Company issued and outstanding at any time during the term of this Warrant, together with any other equity securities that the Company may issue in substitution for such shares other than Warrants; the term “Preferred Shares” shall refer to all shares of the Series B Convertible Preferred Stock of the Company issued and outstanding at any time during the term of this Warrant, together with any other equity securities that the Company may issue in substitution for such shares other than Warrants; the term “Warrants” shall refer to this Warrant and all warrants issued in exchange or substitution for this Warrant; the term “Warrant Shares” shall refer to the Preferred Shares purchasable under Warrants.)

1.             Exercise of Warrant.

(A)          Exercise of Warrant in Whole.  The Holder may exercise this Warrant in full at any time prior to 5:00 p.m. on the Expiration Date by surrendering it (with the subscription form at the end of this Warrant duly executed and indicating the whole number of Warrant Shares with respect to which the Holder shall then be exercising the Warrant) at the principal office of the Company at the time of exercise (currently 110 Marter Avenue, Suite 309, Moorestown, NJ  08057), together with a certified, registered or bank cashier’s check drawn upon Boston clearinghouse funds in the amount of the Aggregate Exercise Price payable to the order of the Company (hereinafter, the term “Payment” shall mean payment in this manner).  Upon such exercise of this Warrant in full, the Holder shall receive:  (i) a certificate or certificates in the name of the Holder for the largest number of whole Warrant Shares to which the Holder shall then be entitled; (ii) cash equal in value to any fractional share to which the Holder shall then be entitled (with the amount of such cash to be calculated in such reasonable manner as the board of directors of the Company shall determine); and (iii) the other securities and properties, if any, receivable pursuant to the provisions of this Warrant.  No fractional shares shall be issued to the Holder in respect of exercise of this Warrant.

(B)          Exercise of Warrant in Part.  The Holder may exercise this Warrant in part at any time and from time to time prior to 5:00 p.m. on the Expiration Date, by surrendering it (with the subscription form at the end of this Warrant duly executed and indicating the whole number of Warrant Shares with respect to which the Holder shall then be exercising the Warrant) at the principal office of the Company at the time of exercise, together with Payment of that portion of the Aggregate Exercise Price that shall bear the same ratio to the total Aggregate Exercise Price as the number of Warrant Shares in respect of which this Warrant is then being exercised shall bear to the total number of Warrant Shares subject to this Warrant.  If this Warrant shall be exercised in part, it must be exercised for a whole number of Warrant Shares; and, upon such partial exercise, the Holder shall receive:  (i) a new Warrant for the number of Warrant Shares in respect of which this Warrant has not been exercised (“Remaining Shares”), which new Warrant shall be identical in all other respects to this Warrant and which Warrant shall set forth the Aggregate Exercise Price applicable to the Remaining Shares; and (ii) the applicable proportion of the other securities and properties, if any, receivable pursuant to the provisions of this Warrant.

2.             Conversion Right.

(A)          In lieu of Payment of the Aggregate Exercise Price or any portion thereof, the Holder shall have the right (but not the obligation), to require the Company to convert this Warrant, in whole or in part, into shares of Preferred Shares (the “Conversion Right”) as provided for in this Section 2.  Upon exercise of the Conversion Right, the Company shall deliver to the Holder (without Payment by the Holder; provided, however, that the Holder shall be required to pay the par value for any shares of Preferred Shares so delivered) that number of shares of Preferred Shares equal to the quotient obtained by dividing (x) the value of the Warrant at the time the Conversion Right is exercised, by (y) the Fair Market Value of one share of Preferred Shares immediately prior to the exercise of the Conversion Right.  For purposes of this Section, the “value” of the Warrant shall be determined by subtracting the Aggregate Exercise Price in effect immediately prior to the exercise of the Conversion Right from the Aggregate Fair Market Value of the Warrant immediately prior to the exercise of the Conversion Right.

(B)          The Conversion Right may be exercised by the Holder on any business day prior to 5:00 p.m. on the Expiration Date by delivering the Warrant, with the subscription form at the end of this Warrant to the Company duly executed and indicating that the Holder is exercising the Conversion Right and specifying the total number of shares of Preferred Shares the Holder will be issued pursuant to such conversion.

(C)          Fair Market Value of one share of Preferred Shares as of a particular date (the “Determination Date”) shall mean:

(i) If the Preferred Shares are listed on a national securities exchange, then the Fair Market Value shall be the average of the last ten “daily sales prices” of the Preferred Shares on the national securities exchange on which the Preferred Shares are listed or admitted for trading on the last ten business days prior to the Determination Date, or if not listed or traded on any such exchange, then the Fair Market Value shall be the average of the last ten “daily sales prices” of the Preferred Shares on the National Market or Small Cap Market of the National Association of Securities Dealers Automated Quotations System (“NASDAQ”) on the last ten business days prior to the Determination Date. The “daily sales price” shall be the closing price of the Preferred Shares at the end of each day; or

(ii) If the Preferred Shares are not so listed or admitted to unlisted trading privileges or if no such sale is made on at least nine of such days, then the Fair Market Value shall be the higher of (x) the book value per share, and (y) the fair value as reasonably determined in good faith by the Company’s Board of Directors or a duly appointed committee of the Board (which determination shall be reasonably described in the written notice delivered to the Holder together with the certificates for the Preferred Shares).

(D) As used herein, “Aggregate Fair Market Value of the Warrant” shall mean the Fair Market Value of one share of Preferred Shares multiplied by the Warrant Shares, all determined immediately prior to the exercise of the Conversion Right.

3.             Reservation of Warrant Shares.  The Company agrees that the Company shall, at all times during the term of this Warrant, have the Warrant Shares and other securities and properties, if any, as from time to time shall be receivable upon the exercise of this Warrant authorized, in reserve, and available solely for issuance or delivery upon exercise of this Warrant, free and clear of all restrictions upon sale or transfer, except (a) such as may exist under the Company’s Third Amended and Restated Certificate of Incorporation, as amended (the “Charter”) and By-Laws as constituted on the Original Issue Date; or (b) such as may exist or arise under agreements between the Holder, on the one hand, and the Company or others, on the other hand, with respect to the securities of the Company; and (c) such as may be imposed by applicable securities laws of any state, nation or political subdivision.

4.             Adjustments.  The rights of the Holder shall be subject to the following terms and conditions:

(A) Adjustments to Exercise Price for Diluting Issues. The Holder shall be entitled to the benefit of all anti-dilution protections contained in the Company’s Charter with respect to, and adjustments in the price and number of shares of Common Stock of the Company issuable upon conversion of, the Preferred Shares of the Company which occur prior to the exercise of this Warrant.  Such antidilution protections shall not be restated, amended or modified in any manner which affects the Holder differently than the holders of Preferred Shares without such Holder’s prior written consent.

(B) Adjustment to Per Share Exercise Price for Subdivision or Combination.  If the Company at any time or from time to time after the Original Issue Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) the outstanding shares of the class of securities issuable upon exercise hereof into a greater number of shares, the Per Share Exercise Price in effect immediately before that subdivision shall be proportionately decreased.  If the Company at any time or from time to time after the Original Issue Date combines (by reverse stock split or otherwise) the outstanding shares of the class of securities issuable upon exercise hereof, the Per Share Exercise Price in effect immediately before the combination shall be proportionately increased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(C) Adjustment in the Number of Shares for Diluting Issues, Subdivisions or Combinations.  Whenever the Per Share Exercise Price is adjusted pursuant to Section 4, the number of shares of the class of securities issuable upon exercise hereof also shall be adjusted.

(D) Adjustments for Certain Dividends and Distributions.  In the event that at any time or from time to time after the Original Issue Date the Company shall make or issue, or fix a record date for the determination of holders of the class of securities issuable upon exercise hereof who are entitled to receive a dividend or other distribution payable in securities of the Company, then and in each such event, unless such dividend or distribution results in an adjustment of the Per Share Exercise Price pursuant to

Subsections 4(A) or 4(B), provision shall be made so that the Holder shall receive upon exercise hereof in addition to the securities receivable hereupon, the amount of securities of the Company that it would have received had this Warrant been exercised on the date of such event and had it thereafter, during the period from the date of such event to and including the exercise date, retained such securities receivable by it as aforesaid during such period, giving application during such period to all adjustments called for herein.

(E) Adjustment for Reclassification, Exchange, Conversion or Substitution.  In the event that at any time or from time to time after the Original Issue Date, (i) the class of securities issuable upon the exercise of this Warrant or (ii) the then outstanding shares of the class of securities issuable upon exercise of this Warrant shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, conversion or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a merger, consolidation, or sale of assets provided for below), then and in each such event the Holder shall have the right thereafter to exercise this Warrant for the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, conversion or other change, by holders of the number of shares of the class of securities into which such Warrant might have been exercisable for immediately prior to such reorganization, reclassification, conversion or change, all subject to further adjustment as provided herein.

(F) Adjustment for Merger, Consolidation or Sale of Assets.  In the event that at any time or from time to time after the Original Issue Date, the Company shall merge or consolidate with or into another entity or sell all or substantially all of its assets, this Warrant shall thereafter be exercisable for the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of the class of securities of the Company deliverable upon exercise of this Warrant would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions set forth in this Section 4 with respect to the rights and interest thereafter of the Holder, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Per Share Exercise Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the exercise of this Warrant.

(G) No Impairment.  The Company shall not, by amendment of its Charter, as in effect on the date hereof, or By-Laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but shall at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

(H) Notice of Adjustment of Number of Shares.  Upon any adjustment, readjustment or other change relating to the number of shares purchasable upon exercise of this Warrant or to the Per Share Exercise Price or the conversion rate between the Preferred Shares and the Common Stock, then, and in each such case, the Company shall give written notice thereof, which notice shall state the Per Share Exercise Price resulting from such adjustment and the increase or decrease in the number of shares (or other denominations of securities) purchasable at the Per Share Exercise Price upon the exercise of this Warrant setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(I) Notice.  In case at any time: (1) the Company shall pay any dividend or make any distribution (other than regular cash dividends from earnings or earned surplus paid at an established rate)

to the holders of the class of securities issuable upon exercise of this Warrant; (2) the Company shall offer for subscription pro rata to the holders of the class of securities issuable upon exercise of this Warrant any additional shares of stock of any class or other rights; (3) there shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with or sale of all or substantially all of its assets to another corporation; or (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company; then, in any one or more of such cases, the Company shall give written notice of the date on which (a) the books of the Company shall close or a record date shall be fixed for determining the shareholders entitled to such dividend, distribution or subscription right, or (b) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be.  Such notice shall also provide reasonable details of the proposed transaction and specify the date as of which the holders of record of the class of securities issuable upon exercise of this Warrant shall participate in such dividend, distribution or subscription right, or shall be entitled to exchange their securities for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.  Such written notice shall be given at least 10 days prior to the action in question and not less than 10 days prior to the record date or the date on which the Company’s transfer books are closed in respect thereto.  In case at any time the Company shall amend its Certificate of Incorporation, as in effect on the date hereof, the Company shall promptly upon any such amendment, provide a copy thereof to Holder.

(J) No Change Necessary.  The form of this Warrant need not be changed because of any adjustment in the Per Share Exercise Price or in the number of shares issuable upon its exercise.  A Warrant issued after any adjustment on any partial exercise or upon replacement may continue to express the same Per Share Exercise Price and the same number of shares (appropriately reduced in the case of partial exercise) as are stated on this Warrant as initially issued, and that Per Share Exercise Price and that number of shares shall be considered to have been so changed as of the close of business on the date of adjustment.

5.             Fully-Paid Shares; Taxes.  The Company covenants that the Preferred Shares represented by each and every certificate for Warrant Shares delivered upon exercise of this Warrant shall, at the time of such delivery, be duly authorized, validly-issued and outstanding, and fully-paid and nonassessable, and that the Company shall take any and all such actions as may be necessary to ensure that the par value or stated value, if any, of each Warrant Share is at all times equal to or less than the then Per Share Exercise Price; and that it will pay when due and payable any and all stamp, original issue or similar taxes that may be payable in respect of issuance of any Warrant Shares or certificates for Warrant Shares.

6.             Restrictions upon Transfer.  Each holder of this Warrant acknowledges that this Warrant and the Warrant Shares have not been registered under the Securities Act of 1933, as now in force or hereafter amended, or any successor legislation (the “Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Shares issued upon its exercise in the absence of (a) an effective registration statement under the Act as to this Warrant or such Warrant Shares and registration or qualification of this Warrant or such Warrant Shares under any applicable Blue Sky or state securities law then in effect, or (b) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required.  Any transfer of this Warrant or the Warrant Shares will be made at no cost to the Holder.

Without limiting the generality of the foregoing, unless the offering and sale of the Warrant Shares to be issued upon the particular exercise of the Warrant shall have been effectively registered under the Act, the Company shall be under no obligation to issue the shares covered by such exercise unless and until the Holder shall have executed an investment letter in form and substance satisfactory to the Company, including a warranty at the time of such exercise that it is acquiring such shares for its own account, for investment and not with a view to, or for sale in connection with, the distribution of any such shares, in which event the Holder shall be bound by the provisions of the following legend or a legend in substantially similar form, and any other legends set forth in the Shareholder Agreements (as defined below), which shall be endorsed upon the certificate(s) evidencing the Warrant Shares issued pursuant to such exercise:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws, have been acquired for investment, and may not be sold, pledged, hypothecated or otherwise transferred unless a registration statement under the Act and applicable state law is in effect with regard thereto or unless an exemption from such registration is available.

In addition, without limiting the generality of the foregoing, the Company may delay issuance of the Warrant Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including without limitation state securities or “blue sky” laws).

7.             No Distribution.  The Holder, by acceptance hereof, represents and warrants that it is acquiring this Warrant without a view to, or for sale in connection with, a distribution thereof and not with a view to its resale, and that this Warrant has been acquired for the Holder’s own account and not with a view to its division among others, and that no other person has any direct or indirect beneficial interest in this Warrant.  Notwithstanding the foregoing, the Company agrees that the Holder shall have the right to grant participation interests in the Warrant.

8.             Registration Rights.  The Holder shall be entitled, with respect to (i) its Warrant Shares and other securities issued or issuable upon exercise of this Warrant and (ii) any securities issued or issuable with respect to any Preferred Shares or other securities referred to in subdivision (i) by way of a stock dividend or stock split or in connection with a combination or other reorganization or otherwise, to the registration rights afforded to the holders of Preferred Shares, all as set forth in that certain Amended and Restated Investor Rights Agreement dated as of June 28, 2013 (the “Registration Rights Agreement”), as such agreement may be amended or restated.  Except as may be otherwise provided in the Registration Rights Agreement, and subject to the terms thereof, including but not limited to the Lockup period following the Company’s IPO set forth therein, the right to have the Company register such securities pursuant to such agreement shall be automatically assigned to transferees or assignees of this Warrant or such securities, provided that immediately following such transfer or assignment, the further disposition of such securities by the transferee or assignee would be subject to restrictions under the Act.

9.             Reports and Information Rights.  The Company shall furnish Holder (as to itself and its subsidiaries) (i) within one hundred fifty (150) days after the end of each fiscal year of the Company, a balance sheet as at the end of such year, and the related statements of income and retained earnings and cash flows for such fiscal year, prepared in accordance with GAAP, all in reasonable detail and audited by independent certified public accountants of recognized standing selected by the Company; (ii) within thirty (30) days after the end of each quarter of the fiscal year a balance sheet as at the end of such quarter, and the related statement of income and retained earnings and cash flows for such quarter, prepared in accordance with GAAP (subject to the absence of footnotes and year-end adjustments); (iii) as soon as available, but no later than forty-five (45) days after completion, any 409A valuation report prepared by or at the direction of the Company, and (iv) within thirty (30) days after the end of each month of the fiscal year, monthly financial information, consisting of a balance sheet as at the end of such month, and the related statement of income and retained earnings and cash flows.

10.          Books of the Company.  The Company may treat the Holder of this Warrant as appearing on the Company’s books at any time as the Holder for all purposes.  Upon written request, the Company shall permit the Holder or the Holder’s duly authorized attorney, during ordinary business hours, to inspect and copy or make extracts from the books showing the registered holders of Warrants.

11.          Loss, Theft, Destruction or Mutilation of Warrant.  If this Warrant shall be lost, stolen, destroyed, or mutilated, the Company shall execute and deliver to the Holder a replacement warrant of like date, tenor, and denomination upon receipt by the Company of (a) evidence satisfactory to the Company of the occurrence of such event, (b) reimbursement of the Company’s reasonable incidental expenses, and (c) (i) in the event of mutilation, upon surrender and cancellation of this Warrant, or (ii) in the event of loss, theft, or destruction of this Warrant, of indemnity reasonably satisfactory to the Company.

12.          Holder Not Shareholder.  Except as may otherwise be expressly provided in this Warrant, this Warrant does not, prior to its exercise, confer upon the Holder any right to vote, or to consent, or to receive notice, or otherwise to act, as a shareholder of the Company in respect of any matters whatsoever, or confer or impose upon the Holder any other rights or liabilities of a shareholder of the Company.  Upon presentation of this Warrant with the subscription form annexed duly executed and the tender of Payment of the Exercise Price at the office of the Company pursuant to the provisions of this Warrant, the Holder shall forthwith be deemed a shareholder of the Company in respect of the securities so subscribed and paid for, the Warrant Shares, when issued, shall be subject to the terms and conditions of the Third Amended and Restated Certificate of Incorporation of the Company, as such may be amended from time to time, and the Holder hereby agrees to become a party to, and be bound by, the terms and conditions of the Stockholders’ Agreement and the Investor Rights Agreement of the Company, as each may be amended from time to time, including without limitation certain restrictions on transfers contained therein (the “Shareholder Agreements”).

13.          Amendment to Prior Warrants.  Reference is hereby made to each of the Warrants for Purchase of Preferred Shares dated as of March 23, 2012 and April 22, 2014 (collectively, the “Prior Warrants”).  The Parties hereby agree that notwithstanding the last sentence of the first paragraph of each such Prior Warrant, the total number of Warrant Shares subject to each such Prior Warrant shall be calculated by dividing the Aggregate Exercise Price set forth in Section (A) of each such Prior Warrant, as applicable, by the Per Share Exercise Price set forth in Section (B) of each such Prior Warrant, as applicable, as may be further adjusted by the terms of each such Prior Warrant, as applicable.  Except as set forth herein, the Prior Warrants remain unchanged and are in full force and effect.

14.          Notices and Other Communications.  Any notice or other communication under this Warrant shall be effective and shall be deemed to have been given if, and only if, the same shall have been given in writing and mailed by first-class mail, postage prepaid, addressed to:

(A)          the Company at the address set forth in Section 1(A) above, or such other address as the Company may designate in writing to the Holder, or

(B)          the Holder at 432 Cherry Street, West Newton, MA  02465, or such other address as the Holder may designate in writing to the Company.

15.          Headings.  The headings contained in this Warrant have been inserted as a matter of convenience, do not form part, and shall not affect construction of, this Warrant.

16.          Applicable Law.  This Warrant shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts applicable to contracts wholly made, accepted and performed within that jurisdiction, without application of principles of conflict of laws.

The Company has caused this Warrant to be executed by its President and attested by its Secretary or Assistant Secretary this 31st day of December, 2014.

ATTEST:	Tabula Rasa Healthcare, Inc.

/s/ Brian Adams	By:	/s/ Orsula V. Knowlton
Secretary or Assistant Secretary		President

[Corporate Seal]

SUBSCRIPTION

Date:

To:                             Tabula Rasa Healthcare, Inc.

110 Marter Avenue, Suite 309

Moorestown, NJ  08057

The undersigned, pursuant to the provisions set forth in the attached Warrant hereby irrevocably elects to purchase       shares of the Series B Convertible Preferred Stock (the “Preferred Shares”) covered by such Warrant and herewith makes payment of $         , representing the [full/partial] purchase price for such shares at the price per share provided for in such Warrant.

The undersigned is aware that the Preferred Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”) or any state securities laws.  The undersigned understands that the reliance by the Company on exemptions under the 1933 Act is predicated in part upon the truth and accuracy of the statements of the undersigned in this Subscription.

The undersigned represents and warrants that (1) it has been furnished with all information which it deems necessary to evaluate the merits and risks of the purchase of the Preferred Shares; (2) it has had the opportunity to ask questions concerning the Preferred Shares and the Company and all questions posed have been answered to its satisfaction; (3) it has been given the opportunity to obtain any additional information it deems necessary to verify the accuracy of any information obtained concerning the Preferred Shares and the Company; and (4) it has such knowledge and experience in financial and business matters that it is able to evaluate the merits and risks of purchasing the Preferred Shares and to make an informed investment decision relating thereto.

The undersigned hereby represents and warrants that it is purchasing the Preferred Shares for its own account and not with a view to the sale or distribution of all or any part of the Preferred Shares.

The undersigned understands that because the Preferred Shares have not been registered under the 1933 Act, it must continue to bear the economic risk of the investment for an indefinite time and the Preferred Shares cannot be sold unless the Preferred Shares are subsequently registered under applicable federal and state securities laws or an exemption from such registration is available.

The undersigned agrees that it will in no event sell or distribute or otherwise dispose of all or any part of the Preferred Shares unless (1) there is an effective registration statement under the 1933 Act and applicable state securities laws covering any such transaction involving the Preferred Shares or (2) the Company receives an opinion of legal counsel to the undersigned (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration.

The undersigned consents to the placing of a legend on its certificate for the Preferred Shares stating that the Preferred Shares have not been registered and setting forth the restriction on transfer contemplated hereby and to the placing of a stop transfer order on the books of the Company and with any transfer agents against the Preferred Shares until the Preferred Shares may be legally resold or distributed without restriction.

The undersigned has considered the Federal and state income tax implications of the exercise of the Warrant and the purchase and subsequent sale of the Preferred Shares.

Eastward Fund Management, LLC

By:
Authorized Person

Date: